 POWER OF ATTORNEY KNOW ALL MEN BY THESE PRESENTS, that the undersigned constitutes and appoints Joseph D. Sansone or James M. McNeill, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, specifically to sign any and all Section 16 Reports (Form 3, 4, and 5) as required pursuant to the Securities Exchange Act of 1934, of Pediatric Services of America, Inc. The undersigned further grants unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power shall be in full force and effect on the date below written and shall remain in full force and effect until or unless specifically extended or rescinded earlier by either party. This 31st day of May, 2003. /s/ Michael J. Finn Signature: Michael J. Finn